UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 21, 2008

Banks.com, Inc.

(Exact Name of Registrant as Specified in Charter)

Florida	001-33074	59-3234205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

222 Kearny Street, Suite 550

San Francisco, CA 94108

(Address of Principal Executive Offices, including Zip Code)

(415) 962-9700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Banks.com, Inc. (the “Company”) and Capital South Partners Fund I Limited Partnership, Capital South Partners Fund II Limited Partnership, and Harbert Mezzanine Partners II SBIC, L.P. (collectively, the “Lenders”) entered into a Waiver, dated November 21, 2008 (the “Waiver”) with respect to the Company’s noncompliance for the period ended September 30, 2008, with certain financial covenants contained in an Investment Agreement among the parties, dated July 21, 2006 (the “Investment Agreement”). The Investment Agreement relates to the Company’s 13.50% Senior Subordinated Notes Due 2011 in the aggregate principal amount of $7.0 million (the “Notes”).

Pursuant to the Waiver, the Lenders have consented to and waived any event of default, including any default interest, by reason of noncompliance with the financial covenants set forth in Sections 7.1 and 7.2 of the Investment Agreement (the “Events of Default”) for the fiscal quarters ended September 30, 2008, December 31, 2009, and March 31, 2009 (the “Waiver Period”). The Waiver is only effective for this specific purpose during the Waiver Period and does not allow for any other or further departure from the terms and conditions of the Investment Agreement. Upon the expiration of the Waiver Period, the waiver shall be immediately and automatically terminated in its entirety and be of no further force or effect.

The Lenders’ continued waiver of the Events of Default for the Waiver Period is subject to the Company’s satisfaction of certain conditions subsequent. Set forth below is a summary of such material conditions:

•	The Company agreed not to borrow any amounts under its senior credit facility without Lenders’ prior written approval.

•

On or before December 31, 2008, the Company and the Lenders shall have entered into an amendment to the Investment Agreement providing that (1) the Company shall use the proceeds of any federal tax refund and any state tax refund (in excess of $5,000) to repay the Company’s obligations under the Notes, (2) the maturity date of the Notes shall be June 30, 2010, and (3) for purposes of calculating the financial covenants in Sections 7.1 and 7.2, any non-cash write down of goodwill shall be added to “Consolidated EBITDA” (as defined in the Investment Agreement).

•

The Company shall use commercially reasonable best efforts to sell certain of its domain name assets on or before March 31, 2009, the net proceeds of which shall be remitted to the Lenders as a pre-payment of the principal amount of the Notes. The Company shall also remit to the Lenders by December 1, 2008, net proceeds of approximately $85,000 relating to the sale of domain name assets.

•	On or before December 31, 2008, the Company shall have engaged a financial advisor, acceptable to Lenders, to assist in its evaluation of financial and strategic alternatives.

•

On or before December 31, 2008, the Company, the Company’s Chief Executive Officer, Daniel O’Donnell, and the Lenders shall have agreed upon the terms and conditions of an investment of at least $300,000 to be made by Mr. O’Donnell in the Company and Mr. O’Donnell shall have completed such investment. The Company also agrees to target an additional capital raise of at least $200,000 on terms and conditions acceptable to the Lender.

If the Company fails to satisfy any of the foregoing conditions, the Lenders shall be entitled to exercise all of their rights and remedies under the Investment Agreement relating to the Event of Default.

Copies of the Investment Agreement and Notes are on file with the Securities and Exchange Commission as Exhibits 10.1 and 10.2, respectively, to the Company’s Current Report on Form 8-K filed on July 27, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Banks.com, Inc.

Date: November 24, 2008	By:	/s/ Daniel O’ Donnell
	Name:	Daniel O’ Donnell
	Title:	President and Chief Executive Officer (Principal Executive Officer)

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